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                                                                   EXHIBIT 5.6


                             FOX LAW OFFICES, P.A.
                                 P.O. BOX 1097
                           PECOS, NEW MEXICO  87552
                           Telephone (505) 757-6411
                           Facsimile (505) 757-2411


May 13, 1998


Board of Directors
ARXA International Energy, Inc.
110 Cypress Station Drive, Suite 280
Houston, Texas  77090

      In re:  ARXA International Energy, Inc.
                Registration Statement on Form S-8
                Newton M&A Consulting Agreement
Gentlemen:

We have represented ARXA International Energy, Inc., a Delaware Corporation, ("Company") in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 25,000 shares ("Shares") of the Company's Common Stock, (par value of $.001 per share) ("Common Stock") pursuant to the terms of an M&A Consulting Agreement with Mr. John Newton, Newturn Oil, dated April 6, 1998. In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the shares of Common Stock will be, when issued pursuant to the M&A Consulting Agreement, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,
FOX LAW OFFICES, P.A.


By:  Richard C. Fox